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                                                                    EXHIBIT 99.1



[TCA CABLE TV LOGO]                      NEWS RELEASE
                                         FOR IMMEDIATE RELEASE: August 15, 1997
                                         CONTACT: Fred R. Nichols (903) 595-3701
                                                  President and Chief Operating
                                                   Officer



                       TCA AND TCIC SIGN LETTER OF INTENT
                TO FORM PARTNERSHIP FOR TEXAS, LOUISIANA SYSTEMS


        [Tyler, Texas] - TCA Cable TV, Inc. (TCA) and Tele-Communications, Inc.
(TCIC) today announced that the companies have signed a letter of intent to establish a partnership in which TCA will contribute selected systems in Texas serving approximately 154,000 customers, and TCI will contribute its cable systems in mid-Texas and Western Louisiana serving approximately 148,000 customers. Upon closing of the transaction, TCIC will hold a 20 percent minority interest in the partnership and TCA will be the managing partner for the venture. TCA will consolidate the partnership for financial statement purposes.

        TCA President and Chief Operating Officer Fred R. Nichols said,
"We're looking forward to this partnership with TCI. Our aim is to improve system clusters and further strengthen our ability to effectively manage cable's move to enhanced services for the future." According to Nichols, "This association is a natural one for us because of our strong presence in the areas that will be served by the new partnership. It will benefit TCA's customers and shareholders."

        "We are pleased to have TCA as a partner as we continue our corporate strategy of partnering with quality operators where it makes business sense in geographically attractive areas," said Leo J. Hindery, Jr., President and Chief Executive Officer of TCIC. "The Value in these deals is that they create opportunities for better packaging opportunities, customer service and other operational efficiencies, while at the same time helping TCI to make advances in our debt management plan."

        The systems being contributed to the partnership by TCA are all in Texas and include Amarillo, Andrews, Athens, Big Spring, Clovis, Dalhart,
Gladewater, Henderson, Mineola, Paris, Plainview, San Angelo, Snyder and
Sulphur Springs.

        The systems being contributed to the partnership by TCI in Texas are Abilene, DeKalb, Gainesville, Hooks, Jacksonville, Maud, Mineral Wells, Mt. Pleasant, Mt. Vernon, New Boston, Perryton, Pittsburgh, Sweetwater, Tyler and Whitesboro. Louisiana systems being contributed by TCIC are Bossier City, Lake Charles and Sulphur.

        The transaction is subject to definitive agreements being entered into and regulatory approvals. Additional terms of the agreement were not disclosed.

        Daniels & Associates assisted the parties with the transaction.

        TCA Cable TV presently serves approximately 700,000 subscribers in 64 cable television system offices in Texas, Louisiana, Arkansas, New Mexico, Mississippi, Missouri and Idaho. The company's stock is publicly traded on the NASDAQ National Market System under the symbol TCAT.





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